Exhibit 10.5

WITHOUT PREJUDICE SUBJECT TO CONTRACT

SETTLEMENT AGREEMENT

Intercept Pharma Europe Limited	(1)

and

Lisa Bright	(2)

1

CONTENTS

Clause	Heading	Page

1	DEFINITIONS AND INTERPRETATION	1

2	TERMINATION OF EMPLOYMENT	3

4	REFERENCE	7

5	CONTINUING OBLIGATIONS	8

6	COMPANY PROPERTY	9

7	ASSISTANCE WITH PROCEEDINGS	9

8	SETTLEMENT	10

9	REAFFIRMATION	13

10	LEGAL ADVICE	14

11	LEGAL COSTS	14

12	WARRANTIES	14

14	COUNTERPARTS	15

15	SEVERABILITY	15

16	GOVERNING LAW AND JURISDICTION	15

17	VARIATION	16

18	THIRD PARTY RIGHTS	16

Schedule 1 – Part 1 – Form of Reference		17

Schedule 2 – Certificate		18

Schedule 3 – Reaffirmation Certificate		19

Schedule 4 – Form of Resignation Letter		21

THIS AGREEMENT is made on 3 September 2020

BETWEEN

(1)Intercept Pharma Europe Ltd registered in England and Wales under company number 09224395 whose registered office is at One Glass Wharf, Bristol BS2 0ZX (the "Company")';

and

(2)Lisa Bright of [redacted home address] (the "Employee").

BACKGROUND

(A)The Employee is employed as President of International by the Company.

(B)The Employee believes that she has or may have various claims against the Company or the Group arising out of the termination of her employment.

(C)The parties have agreed the terms of settlement of such claims, which are set out in this Agreement. The parties intend this Agreement to be an effective waiver of such claims, and to satisfy the conditions relating to settlement agreements in the Relevant Legislation.

(D)	The Company is entering into this Agreement for itself and for all Group Companies and is authorised in that capacity.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words shall have the following meanings:

"Group" means the Company, the ultimate Holding Company of the Company and any Subsidiary of the Company or the ultimate Holding Company of the Company from time to time; and "Group Company" shall be construed accordingly;

"Holding Company" means a holding company (as defined by section 1159 of the Companies Act 2006) or a parent undertaking (as defined by section 1162 of the Companies Act 2006);

"Post-Employment Notice Pay" means Post-Employment Notice Pay calculated in accordance with the formula in section 402D of the Income Tax (Earnings and Pensions) Act 2003;

“PSU Grant 2019” means the performance stock unit grant pursuant to the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan made to the Employee on 16 January 2019 which is scheduled to vest on 31 December 2021;

"Relevant Legislation" means:

(a)	the Employment Rights Act 1996, including without limitation its provisions relating to unfair dismissal, the right to a statement of employment particulars under Part I, unlawful deduction from wages or unlawful receipt of payments from the Employee under Part II, guarantee payments under Part III, protected disclosures under Part IVA, unlawful detriment under Part V, breach of the right to time off work under Part VI, remuneration or alternative work on suspension under Part VII, a redundancy payment under Part XI and Chapters II and V, and any other rights under the Employment Rights Act 1996; and

(b)	the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006, the Equality Act 2010, including without limitation provisions relating to direct or indirect discrimination, disability-related discrimination, discrimination arising from disability, a failure to make reasonable adjustments, victimisation or harassment; and

(c)	the Equal Pay Act 1970, the Trade Union and Labour Relations (Consolidation) Act 1992, the Protection from Harassment Act 1997, the Data Protection Act 1998, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Human Rights Act 1998, the Employment Relations Act 1999, the Transnational Information and Consultation of Employees Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Information and Consultation of Employees Regulations 2004, the Transfer of Undertakings (Protection of Employment) Regulations 2006 and the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, Companies (Cross-Border Mergers) Regulations 2007, the Pensions Act 2008, Employment Relations Act 1999 (Blacklists) Regulations 2010, Agency Workers Regulations 2010 and the Data Protection Act 2018.

"Service Agreement" means the service agreement between the Employee and the Company dated 7 October 2016 (as amended from time to time); and

"Subsidiary" means a subsidiary (as defined by section 1159 of the Companies Act 2006) or a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006).

1.2	In this Agreement, unless the context otherwise requires:

(a)	clause headings are inserted for convenience only and shall not affect the interpretation of this Agreement;

(b)	references to a clause or schedule is to a clause of or schedule to this Agreement;

(c)	any reference to this Agreement or to any other document shall include any permitted variation, amendment or supplement to this Agreement or such document;

(d)	the schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the schedules;

(e)	a reference to a statute or statutory provision is a reference to it as amended, modified, consolidated or re-enacted from time to time;

(f)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(g)	unless the context otherwise requires, a reference to one gender shall include a reference to the other gender;

(h)	a reference to any party shall include that party's successors and permitted assigns;

(i)	"includes" or "including" means includes or including without limitation; and

(j)	reference to an individual holding a position in the Company or a Group Company means the holder of that position from time to time.

2	TERMINATION OF EMPLOYMENT

2.1	The Employee's employment with the Company will terminate on 1 January 2021 (the "Termination Date"). In the period between the date of this Agreement and the Termination Date the parties will comply with their respective obligations under the terms of the Service Agreement.

2.2	The Employee agrees to sign and return to the Company, in each case upon request by the Company, a letter (in the form of the attached at Schedule 4 or such other similar letter as the Company may request depending on local law requirements) in respect of the directorships which you hold with any Group Company. The Employee shall provide her full co-operation with the Company in respect of effecting the cessation of such directorships and in ensuring the smooth transition of her respective roles and directorships to another individual or individuals nominated by the Company or Group Company as appropriate.

2.3	The Employer agrees that the termination of the Employee’s employment is without Equity Cause as defined by clause 1.1 of the Service Agreement and that the provisions of clause 9.4 of the Service Agreement shall apply.

2.4	On 8 September 2020, the Company will issue an internal announcement in terms consistent with the reference at Part 1 of Schedule 1. The Company will deal with any resulting enquiries in a manner consistent with this wording. The Employee shall not make any public comment or issue a press release about the termination of her employment or office or the events giving rise to the same which is inconsistent with this announcement.

2.5	Subject to clause 2.7 below, during the period from the date of this Agreement to the 29 September 2020 (the "Handover Period") the Employee shall provide such handover of her duties as the Company may reasonably require and the Company shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for the Company or any Group Company. Subject to the other terms of this Agreement, with effect from 30 September 2020 to the Termination Date (the "Garden Leave Period") the Employee shall cease to carry out her duties and commence garden leave.

2.6	The Company may at its discretion require the Employee to undertake specific tasks (that could be required under the Employee's Service Agreement) at any time during the Handover Period and on reasonable notice during the Garden Leave Period.

2.7	During the Handover Period and Garden Leave Period, the Employee shall:

(a)	continue to receive her salary and all contractual benefits in the usual way ( subject to the rules of the relevant benefit schemes in force from time to time);

(b)	remain an employee of the Company bound by her terms and conditions of employment, including duties of fidelity, (save as modified by this clause)

2.8	During the Garden Leave Period, the Employee shall additionally:

(a)	not attend her place of work or any other premises of the Company or Group Company or access the IT systems of the Company or Group Company; and

(b)	not contact or deal with (or attempt to contact or deal with) any consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company without the prior written consent of the Company.

3	PAYMENTS

3.1	Subject to and conditional upon the Employee complying with the terms of this Agreement and the warranties given by the Employee in this Agreement being true and accurate, and without admission of liability, the Company shall pay the Employee, within 30 days of the date of this Agreement or the Termination Date (whichever is the later) or in respect of the amount referred to in sub-clause (e) within the period specified below, the sum of £639,483 made up of the following:

(a)	£175,738 by way of payment in lieu of notice, which will be subject to deductions for income tax and/or national insurance contributions;

(b)	£253,164 by way of payment of the severance payment to be made to the Employee pursuant to clause 18.3 of the Service Agreement (the "Severance Payment"), which will be subject to deductions for income tax and/or national insurance contributions;

(c)	£4,842 by way of statutory redundancy payment, which will be paid without deductions for tax or national insurance contributions;

(d)	£30,000 by way of compensation for loss of employment, of which £25,158 will be paid without deductions for tax or national insurance contributions (with the balance subject to such deductions);

(e)	£175,738 by way of a bonus payment in respect of bonus year 2020, which will be subject to deductions for income tax and national insurance contributions and will be paid in the first payroll run of the 2021/22 UK tax year (and in any event by 1st May 2021).

3.2	The Company will pay £10,000 employer pension contributions into the Employee’s individual pension plan account for the tax year 2021/22. This amount will therefore be paid by the Company during the period between 1st May and 19th May 2021.

3.3	The parties have calculated the Employee’s Post-Employment Notice Pay and believe it is nil.

3.4	The Company warrants that it is not aware of any sums owed by the Employee to the Company save as set out in this Agreement.

3.5	Any rights that the Employee may have under the Share Scheme (as defined in clause 9.1 in the Service Agreement) shall be governed by the rules of the relevant scheme, award agreement and clause 9 in the Service Agreement; provided that the parties agree that the time-based unvested stock options and other time-based equity awards referred to in clause 9.4 of the Service Agreement which would otherwise have vested during the period from the Termination Date up to and including the first anniversary of the Termination Date shall vest on the Termination Date. Nothing in this Agreement shall compromise, effect or extinguish the rights the Employee has or may have under the Share Scheme or any rights, rights of action or claims the Employee has or may have in connection with her capacity as a shareholder of Intercept Pharmaceuticals, Inc (whether now or in the future).

3.6	Subject to and conditional upon the Employee complying with the material terms of this Agreement and the warranties given by the Employee in this Agreement being true and accurate, without admission of liability, and subject to any deductions required by law, the Company shall make to the Employee no later than 15 January 2022 a cash payment equal to the pro-rated value of the shares (if any) that would have been issued to the Employee upon the vesting of the PSU Grant 2019 had the Employee remained employed by the Company on 31 December 2021. Such pro-rated value shall be calculated based on the portion of the time that the Employee was employed by the Company during the three year period commencing on 1 January 2019 and ending on 31 December 2021. It is acknowledged and agreed that any and all rights the Employee has in respect of performance share awards or performance stock unit awards under the Share Scheme or otherwise are set forth in the relevant equity award agreements, and that all such performance share awards and performance stock unit awards shall vest or be forfeited pursuant to the relevant award agreements as of the Termination Date.

3.7	The Company confirms that it shall pay the Employee within 30 days after the date of this Agreement or the Termination Date whichever is the later her accrued salary (to the extent it has not already been paid) and payment in lieu of any accrued holiday as at the Termination Date (as reasonably determined by the Company) subject to deductions for income tax and national insurance contributions. The Company further agrees to reimburse the Employee for any outstanding expenses, properly incurred in the course of employment in accordance with its usual expenses procedure prior to the Termination Date, provided that the Employee submits a final expenses claim (with such evidence of such expenses as the Company may reasonably require) no later than 14 days prior to the Termination Date.

3.8	Subject to and conditional on the Employee complying with the terms of this Agreement, the Company shall continue to provide the Employee with private medical insurance and dental insurance at the same level and on the same basis as at the Termination Date subject to the rules of the relevant benefit schemes in force from time to time until 31 December 2021. The Employee shall be responsible for any tax and employee's national insurance contributions due in respect of such benefits and shall indemnify the Company against any claim or demand in respect of such liability.

3.9	It is the understanding of the parties that the statutory redundancy payment and the sum of £25,158 by way of compensation for loss of employment referred to in clause 3.1 above (a combined total of £30,000) may be paid without deductions for income tax in accordance with section 403 of the Income Tax (Earnings and Pensions Act 2003 and without deductions for National Insurance contributions.

3.10	The Company makes no warranty as to the taxable status of payments or benefits provided to the Employee under this Agreement. The Employee shall indemnify the Company and any Group Company on a continuing basis in respect of any income tax or national insurance contributions (save for employer's national insurance contributions) due in respect of the payments and benefits in clause 3 (and any other payments or benefits under this Agreement) and any related interest, penalties, costs and expenses (save where these are caused by the Company's delay or default).

3.11	The Company shall, where possible, give the Employee reasonable notice of any demand for tax which may lead to liabilities for the Employee under the indemnity in clause 3.10 and shall provide the Employee with reasonable access to any documentation the Employee may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body, including by paying or settling any such demand or taking any other action in connection with it as the Company may in its absolute discretion decide)

3.12	The Employee confirms that, save as expressly provided in this Agreement, the Company has paid her all contractual payments and that it has provided her with all contractual benefits accrued and owing to her as at the Termination Date.

4	REFERENCE

4.1	In response to a written request made to the VP, Head of HR – International, currently Phil Ashton, from a prospective employer, the Company shall provide a written reference for the Employee in the terms set out in Schedule 1 and any oral reference provided by the Company's HR team or by the directors or officers of the Company or any Group Company will be in no less favourable terms. If, following the Termination Date, the Company obtains information concerning the Employee which would have affected its decision to provide such a reference, it shall inform the Employee and may decline to give a reference.

5	CONTINUING OBLIGATIONS

5.1	The Employee undertakes not to make, publish or otherwise communicate, whether directly or indirectly, any disparaging or derogatory statement(s), whether in writing or otherwise, concerning the Company or any of its Group Companies or any of its or their officers or employees or former officers or employees.

5.2	The Company will use all reasonable endeavours to procure that its directors and the directors, members of executive and senior leadership teams at SVP Grade level and above of any Group Company and its or their HR teams and any employee who is aware of the terms of this Agreement shall not make, publish or otherwise communicate any disparaging or derogatory statement(s), whether directly or indirectly and whether in writing or otherwise, concerning the Employee. The Company shall not and shall procure any Group Company shall not, as an organisation make, publish or otherwise communicate any derogatory or defamatory statement(s) about the Employee nor will it or they authorise its or their officers or employees to make such statements.

5.3	Subject to clause 2.4 above, the Company and the Employee agree that the Employee will keep, and the Company will use all reasonable endeavours to procure that its directors and the directors of any Group Company and its or their HR teams and any employee who is aware of the terms of this Agreement will keep the fact and contents of this Agreement strictly confidential and not disclose, communicate or otherwise make public the same to anyone (save to their professional advisers or otherwise as may be required by law or the relevant tax, regulatory or listing authorities and, in the case of the Employee, to her spouse/civil partner/partner and, in the case of the Company, to a Group Company or its or their auditors and/or as may be required for the administration of this Agreement). The Employee agrees to use all reasonable endeavours to procure that her spouse/civil partner/partner keeps the fact and contents of this Agreement strictly confidential. In the event that the Employee's spouse/civil partner/partner and/or professional advisers engage in conduct that would breach this clause, such conduct shall constitute a breach of this clause just as if the Employee had engaged in such conduct.

5.4	The Employee acknowledges that the obligations contained in clauses 14 (confidentiality), 16 (intellectual property) and 21 (post termination restrictive covenants) of the Service Agreement, or the equivalent clauses in any subsequent contract of employment, will continue to apply after the Termination Date.

5.5	The Company agrees to continue to maintain, or procure any Group Company continues to maintain, directors and officers liability insurance (“D&O Cover”), which the Company confirms covers the Employee in her capacity as a director and officer of any Group Company, on the terms applicable generally for other directors and officers from time to time, for a period of up to 6 years from the date of the Employee’s resignation as a director.

5.6	The Company warrants that it is not aware of any prospective or actual claim, or any material circumstances that might reasonably lead to a prospective or actual claim, against the Employee by any other third party in relation to the Employee's activities on behalf of the Company or any Group Company.

6	COMPANY PROPERTY

6.1	The Employee agrees that, except for any item of property which she is expressly permitted to retain under this Agreement, she will return all property and information belonging to the Company or any Group Company which is in her possession or under her control to the Company in good working order by the Termination Date and the Employee warrants that she has not taken or retained, and will not take or retain, any copies, extracts or notes of any documents, files or correspondence.

6.2	The Employee agrees that on or before the Termination Date she will inform the Company of all passwords used by her in relation to any computers belonging to the Company or any Group Company. The Employee shall procure that, having complied with clause 6.1, on or before the Termination Date any information relating to the business of the Company and/or any Group Company (and all matter derived from such information) that is or was stored on any computer, laptop, tablet, smartphone, USB device, MP3 player, floppy disk, zip drive or other storage media or otherwise in any electronic form outside of the premises of the Company and which is or was in the Employee's possession, custody or control will be irretrievably deleted and the Employee shall produce such evidence of having done so as the Company may require and/or shall allow the Company to inspect any such computer, laptop, tablet, smartphone or other device.

6.3	The Company agrees that in the event that there are any claims or allegations made against the Employee in relation to her acts or omissions as a director or officer of any Group Company it shall provide the Employee with reasonable access on reasonable notice to such documents, records, correspondence, files and other information (whether originals, copies or extracts and howsoever stored) belonging to the relevant Group Company as may be reasonably required to address such claims or allegations.

7	ASSISTANCE WITH PROCEEDINGS

7.1	The Employee agrees to make herself available to provide assistance to and co-operate with the

Company or any Group Company (or any other interested party) as reasonably required by the Company and/or Group Company in relation to any legal proceedings, claims, complaints, investigations or enquiries (whether internal or external) concerning events or matters in which the Employee was involved or of which the Employee has knowledge including (but not limited to):

(a)	co-operating with the Company, any Group Company or any other interested party (including any solicitors acting for the Company or any Group Company and any regulatory authority); and

(b)	providing information, agreeing to be interviewed, providing witness statements and/or attending as a witness on behalf of the Company or any Group Company at any hearing in relation to such proceedings or claims.

7.2	The assistance and co-operation shall be provided at such times and on such days as may be agreed between the parties acting reasonably towards each other and taking into account prior commitments of each party.

7.3	The Company will reimburse the Employee for any reasonable loss, including loss of earnings at a daily rate calculated by reference to the Employee’s earnings at that time, and reasonable out of pocket expenses incurred by her in providing such assistance, subject to the Employee providing to the Company reasonable evidence of such loss or expenditure.

8	SETTLEMENT

8.1	Subject to clause 8.2 below, the arrangements set out in this Agreement are offered by the Company without admission of liability and are in full and final settlement of all or any claims, complaints or rights of action that the Employee has or may have against the Company or any Group Company (or any of its or their officers, employees or agents or former officers, employees or agents) arising directly or indirectly out of or in connection with the Employee's employment with the Company and its termination and whether arising under common law, contract, tort, statute or otherwise and whether arising in the United Kingdom, the United States of America or in any other country in the world and including (but not limited to) the claims identified at clause 8.3 and/or any claim under the Relevant Legislation or any claim under any directive or other legislation which is applicable or enforceable in the United Kingdom by virtue of the United Kingdom's membership of the European Union or any other claim in respect of which a conciliation officer is authorised to act.

8.2	The Company confirms that clause 8.1 does not include any claims to enforce this Agreement and/or any claims for latent personal injury (other than any claims for personal injury arising out of or in connection with any discrimination claim the Employee may have) and/or any claims for accrued pension rights which the Employee is not, and could not reasonably be, aware of as at the date of this Agreement and/or any claims excluded under clause 3.5 above. The Employee warrants that she is not aware of any facts or circumstances which may give rise to a claim for personal injury and/or accrued pension rights at the date of this Agreement.

8.3	The particular claims, complaints or rights of action that the Employee has or may have against the Company or any Group Company (or any of its or their officers, employees or agents or former officers, employees or agents) and which the parties wish to settle by way of this Agreement relate to claims of or for unlawful deductions from wages, breach of contract (including but not limited to any claim for a bonus or incentive payment), holiday pay, wrongful dismissal, unfair dismissal (including any automatic unfair dismissal), any claims for redundancy payments (statutory or otherwise) and any unlawful discrimination because of or relating to race, sex, disability, age, gender reassignment, marriage and civil partnership, pregnancy and maternity, religion or belief and sexual orientation.

8.4	The Employee warrants that:

(a)	she has received independent legal advice from Jamie Barton of Mishcon de Reya LLP (the "Adviser"); and

(b)	she has instructed the Adviser to advise on whether the Employee has or may have any claims, including statutory claims, against the Company or any Group Company (or any of its or their officers, employees or agents or former officers, employees or agents) arising directly or indirectly out of or in connection with her employment with the Company, or its termination; and

(c)	she has provided the Adviser with all available information which the Adviser requires or may require in order to advise her whether she has any such claims; and

(d)	she has not issued or given instructions to any person to issue proceedings against the Company or any Group Company of a kind set out in clause 8.1 and undertakes that neither she nor anyone acting on her behalf will issue such claim; and

(e)	she is not aware of any facts or circumstances which might give rise to a claim against the Company or any Group Company (or any of its or their officers, employees or agents) other than those identified at clause 8.3.

8.5	The Employee understands and agrees that clause 8.1 is intended to have effect irrespective of whether or not she is or could be aware of such claims or have such claims in her express contemplation.

8.6	This Agreement satisfies the conditions regulating settlement agreements and compromise agreements contained in section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2(2) of Schedule 3A to the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed- Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, section 58 of the Pensions Act 2008 and section 147(3) of the Equality Act 2010.

8.7	The Company has entered into this Agreement in reliance upon the Employee's agreement to clause 8.1, the warranties given in clauses 8.1, 8.4 and clause 12.1 being true and accurate and the Employee's agreement to the obligations continued at clause 5 (continuing obligations) of this Agreement. The Employee acknowledges that the Company has acted in reliance on such warranties and such agreement and agrees that, if she breaches such terms or agreement or any of such warranties are not true and accurate, without prejudice to any other rights or remedies of the Company or Group Company arising from such action, the Company:

(a)	may terminate this Agreement with immediate effect;

(b)	will have no obligation to make any payment of any sums due but not already paid under the terms of this Agreement; and

(c)	will be entitled to demand immediate repayment as a debt a sum equivalent to the loss suffered by the Company (including financial loss, damage to reputation, loss of goodwill and other direct or indirect losses) by reason of the Employee's breach (reasonably calculated by the Company in accordance with normal contractual principles of quantifying loss) up to a maximum of all sums already paid or benefits already provided under the terms of this Agreement and any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

8.8	The Employee agrees, without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, that if she institutes or continues any proceedings against the Company or any Group Company (or any of its or their officers, employees or agents or former officers, employees or agents) of a kind referred to in clause 8.1 and, if an award is made to the Employee in respect of such proceedings, she shall repay to the Company immediately upon demand the lesser of:

(a)	the Severance Payment after such deductions of tax and national insurance as were made by the Company at source (in accordance with clause 3.1); or

(b)	such amount of the Severance Payment as is equivalent to the total amount of the compensation or damages (including interest) awarded, together with the full amount of any legal fees incurred by the Company in defending such proceedings.

Any part of the Severance Payment which remains outstanding shall cease to be payable under this Agreement with effect from the date of commencement of such proceedings.

8.9	The Employee agrees that she will not submit any grievances to the Company or any Group Company arising directly or indirectly out of or in connection with the Employee's employment with the Company, its termination or otherwise and she will not make a subject access request under any data protection legislation to the Company or any Group Company. The Employee agrees not to pursue any grievance or appeal which may have been raised by her and/or any subject access requests outstanding at the date of this Agreement and all such grievances, appeals and/or requests shall be deemed to have been withdrawn by the Employee as at the date of this Agreement.

8.10	The parties acknowledge that nothing in this Agreement shall prevent the Employee from making protected disclosures within the meaning of Section 43A of the Employment Rights Act 1996, making a disclosure to an appropriate regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, reporting a criminal offence to any law enforcement agency or co-operating with a criminal investigation or prosecution.

9	REAFFIRMATION

9.1	It is a condition of this Agreement that on or shortly after the Termination Date the Employee will execute and provide to the Company the reaffirmation certificate set out at Schedule 3. No payment shall be made to the Employee under Clause 3.1 until such reaffirmation certificate has been provided.
10	LEGAL ADVICE

10.1	The Employee has received independent legal advice from the Adviser, who is a relevant independent adviser for the purposes of the legislation referred to in clause 8.6, as to the terms and effect of this Agreement and in particular its effect on her ability to pursue her rights, if any, before an Employment Tribunal. The Employee has been advised by the Adviser that there is in force and was in force at the time the Employee received the advice referred to above, a contract of insurance or an indemnity provided by a professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice.

10.2	The Employee shall procure that the Adviser shall sign and date a certificate in the form found at Schedule 2.

11	LEGAL COSTS

11.1	The Company shall pay to the Employee's solicitors within 28 days, following its receipt of an invoice addressed to the Employee but marked payable by the Company, the sum of up to £6,500 plus VAT in respect of the Employee's legal expenses incurred only in connection with the taking of advice in relation to the termination of her employment and this Agreement.

12	WARRANTIES

12.1	The Employee warrants to the Company that:

(a)	she is not aware of any acts or omissions whether by her or by any director, employee or agent of the Company or any Group Company which infringes or is likely to infringe any of the Company's or any Group Company's compliance policies and procedures or which contravenes or is likely to contravene any applicable law or regulation or which, if disclosed to the Company, would entitle or have entitled the Company to terminate the Employee's employment summarily; and

(b)	she has not downloaded (save where it has been necessary for the performance of her duties) and will not download any information from the Company's or any Group Company's IT or email system onto any personal device (including but not limited to personal computers, laptops, tablets, smartphones, USB devices, MP3 players, floppy disks, zip drives or similar devices) and she has not (save where it has been necessary for the performance of her duties) and will not forward information belonging to the Company or any Group Company to any personal email account(s).

12.2	The Company warrants there are no circumstances of which it or any Group Company is aware or ought reasonably to be aware which would entitle the Company or any Group Company to bring any claim against the Employee or which would entitle the Company to terminate her employment for Equity Cause (as defined by clause 1.1 of the Service Agreement) and that the Company does not believe there is any claim against the Employee.

13	ENTIRE AGREEMENT

13.1	In relation to its subject matter, this Agreement and the documents to which it refers set out the entire agreement between the parties in respect of the Employee’s employment and its termination and supersedes all prior agreements, arrangements, promises, assurances, warranties, representations and understandings between them, whether written or oral.

13.2	The Employee agrees that she has not entered into this Agreement in reliance upon any statement, representation, assurance or warranty (whether made innocently or negligently) which is not set out in this Agreement.

13.3	This Agreement although marked "without prejudice" and "subject to contract" will, upon signature by all parties, be treated as an open document evidencing an agreement binding on the parties.

13.4	Nothing in this clause shall limit or exclude liability for fraud.

14	COUNTERPARTS

14.1	This Agreement may be signed in any number of counterparts and this has the same effect as if the signatures on counterparts were on a single copy of this Agreement. Each counterpart, when executed, shall constitute an original of this Agreement, but all the executed counterparts shall together constitute a single instrument.

15	SEVERABILITY

15.1	If any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal, invalid or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Agreement, but that shall not affect the legality, validity or enforceability of any other provision of this Agreement.

16	GOVERNING LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts in relation to any dispute or claim arising out of or in connection with it.

17VARIATION

17.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

18THIRD PARTY RIGHTS

18.1	For the purposes of section 1(2) of the Contracts (Rights of Third Parties) Act 1999, the parties state that they do not intend any term of this Agreement to be enforced by a third party except any Group Company and any officer or employee of the Company or any Group Company may enforce any right conferred on it or him/her in this Agreement and the parties agree that they may amend or vary or terminate all or any part of this Agreement without the consent of any Group Company and any other relevant party.

Schedule 1

Part 1 – Form of Reference

[Reference to be agreed or in the absence of agreement to be factual only confirming name, dates of employment and job title on termination]

Re: Lisa Bright

Thank you for your enquiry in relation to a reference request for the above named person.

It is not company policy to provide extensive detailed references. However, we can confirm the following:

Position: President, International, previously Chief Commercial and Corporate Affairs Officer

Start Date: 24th November 2014

Leaving Date: 1st January 2021

During her employment with the company, and as a member of the Executive team, and a section 16 Officer, Lisa had responsibility for commercial build worldwide as Chief Commercial and Corporate Affairs Officer and latterly as President International for the implementation of Intercept’s enterprise strategy and the success of the business outside the United States. Lisa’s role was instrumental in ensuring Intercept’s effective execution to achieve its short-term and long-term objectives internationally, including strategic recommendations on go-to market strategies and build, overall P&L responsibility, oversight of cross-functional operations and infrastructure development and, as appropriate, strategic partnering and licensing opportunities consistent with the company’s global strategic plan. Lisa’s role was responsible for the commercial success of Ocaliva® (licensed for the treatment of Primary Biliary Cholangitis) with significant overperformance versus budget on revenue and contribution.

During her employment, Lisa was diligent, hardworking and conscientious and received consistent positive feedback about her level of dedication, commitment and the performance of the International region. The culture survey results reflected one of the strongest cultures in the company.

As part of a Company restructuring initiative during the Autumn of 2020, Lisa put forward a proposal to the business for her role to be eliminated from the structure, which was agreed by Intercept, in the interests of protecting the Company’s longer-term financial fitness.

Whilst the above information is given in confidence and good faith, no responsibility or liability can be accepted by the Company or any of its employees for any omissions or inconsistencies in the information or for any loss or damage that may result from reliance being placed on it. The information is given in confidence and only for the purposes for which it was requested and should not be disclosed to a third party.

Schedule 2

Certificate

I, Jamie Barton confirm that I have given relevant independent advice to Lisa Bright as to the terms and effect of the agreement between Intercept Pharma Europe Limited, and Lisa Bright and in particular its effect on her ability to pursue her rights before an Employment Tribunal.

I confirm that:

1	I am a solicitor of the Senior Courts who holds a current practising certificate;

2	I am not prevented from acting as an independent adviser by section 203 ERA (as defined under the agreement) or any other relevant statutory provision; and

3	there is in force and there was at the time I gave the advice referred to cover under a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Lisa Bright in respect of loss arising in consequence of that advice.

Signed: .................................................................

Dated: .................................................................

Schedule 3

Reaffirmation Certificate

(A)	I hereby confirm and agree that, in consideration of the Company's obligations under the Settlement Agreement between me and the Company (as defined in such Settlement Agreement) dated [insert date] and having taken legal advice, there are no matters or circumstances that give rise or may give rise to any claims by me in connection with my employment by the Company or its termination which fall under the claims identified and specified in Clauses 8.1 and 8.3 [the settlement clause] in such Settlement Agreement which have arisen since the date of such Settlement Agreement or, if there are any such matters, I confirm and agree that they are settled by the Settlement Agreement and/or this certificate.

(B)In particular and without prejudice to the preceding wording, I hereby agree to waive any and all claims arising from the termination of my employment on the Termination Date (as defined in the Settlement Agreement), as are identified in Clauses 8.1 and 8.3 of the Settlement Agreement.

(C)	I confirm that I have received independent legal advice from [insert name] of [insert firm name and address] who is a relevant independent adviser for the purposes of the legislation referred to in Clause 8.6 of the Settlement Agreement, as to the terms and effect of the Settlement Agreement and this certificate and in particular its effect on my ability to pursue my rights if any before an employment tribunal. I have been advised that there is in force and was in force when I received such advice, a contract of insurance or an indemnity provided by a professional body covering the risk of a claim by me in respect of loss arising in consequence of that advice.
(D)	I confirm that the Company has paid to me all my contractual payments and that it has provided me with all contractual benefits accrued and owing to me as at the Termination Date.
(E)This certificate satisfies the conditions regulating settlement agreements contained in the statutory provisions set out in Clause 8.6 of the Settlement Agreement.

SIGNED by)

Lisa Bright)

SIGNED for and on behalf of) /s/ Philip J. Ashton

the Company) Philip J. Ashton

VP, Head of HR – INTL Region

SIGNED by) /s/ Lisa Bright

Lisa Bright)

Schedule 4

Form of Resignation Letter

The Directors

[Name/Address of company in which the Employee is a director]

[Date]

In accordance with clause 2.2 of the Settlement Agreement dated [date] between me and Intercept Pharma Europe Limited (the "Company") (the "Agreement"), I hereby with effect on and from [date] resign from my appointment as Director of [insert name of company in which the Employee is a director] (the "Relevant Company").

Signed